EXHIBIT 99.(b)

Florida Progress Corporation
News Release
Corporate Relations Department, St. Petersburg, Florida

[LOGO OMITTED]

                                             Media Contact:
                                             Phil Dean -- (813) 866-5779


Florida Progress reports increase in third-quarter earnings


ST. PETERSBURG, FL. (October 16, 1997) -- Florida Progress Corporation (NYSE:FPC), the parent of St. Petersburg-based Florida Power Corporation, reported third-quarter earnings of $102.0 million, or $1.05 per share. This compares to $98.1 million, or $1.01 per share for the same period last year.

Revenues for the third quarter totaled $922.5 million, compared with $879.0 million for the third quarter of 1996.

Florida Power Corporation earned $96.4 million, or $.99 per share, on revenues of $706.9 million in the third quarter. This compared with earnings of $93.1 million, or $.96 per share, on revenues of $694.7 million in the third quarter of 1996. Retail KWH sales were up 3.2 percent on customer growth of about two percent among Florida Power's residential and commercial customers. In addition, higher sales to wholesale customers also contributed to the improved earnings.

Operating and maintenance expenses for Florida Power were slightly lower for the third quarter of 1997 compared to the same period last year. This was achieved despite the purchase of the 220-megawatt Tiger Bay cogeneration facility in July. The purchase of the cogeneration facility is expected to result in long-term savings of over $2 billion to Florida Power customers during the next 30 years.

Work continues at Florida Power's Crystal River nuclear plant which is scheduled to return to service by the end of the year. In May 1997, Florida Power announced it expected to spend an additional $100 million in operating and maintenance charges related to the extended outage of its only nuclear plant. Based on the work performed to date and its current forecast, Florida Power's forecast for total additional operating and maintenance charges remains unchanged at $100 million.

Restart activities are continuing as Florida Power approaches the final months of its restart plan. Florida Power's restart plan currently targets the end of the year for returning the nuclear plant to service. During these final months, the Nuclear Regulatory Commission will conduct several key inspections to determine whether the nuclear plant is ready to be returned to service.


                                   -- more --

Electric Fuels Corporation, the energy and transportation subsidiary of Florida Progress, earned $9.1 million, or $.09 per share during the third quarter. This compared with earnings of $6.5 million, or $.07 per share for the same period last year. The forty percent increase in earnings was largely due to acquisitions made by Progress Rail, the principal subsidiary in Electric Fuels' rail services business unit, that were not fully reflected in operating results for the comparable period in 1996.

Florida Progress Corporation (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.1 billion. Its principal subsidiary, Florida Power Corporation, is the second-largest investor-owned electric utility in the state. It currently serves approximately 1.3 million customers. Its other primary subsidiary, Electric Fuels Corporation, is an energy and transportation company with interests in coal mining, marine transportation and rail services.


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

                                     Three Months Ended                     Twelve Months Ended
                                        September 30                            September 30

                                   1997              1996                 1997             1996
                                ------------    --------------        --------------    ------------
                                ------------    --------------        --------------    ------------

Revenues                        $922,500,000    $ 879,000,000         $3,242,200,000   $3,114,100,000
                                ------------    --------------        --------------   --------------

Income from continuing operations
  before non-recurring items     102,000,000       98,100,000            257,600,000      251,100,000
Non-recurring items                   --                --              (106,200,000)
                                -------------    --------------       ---------------   -------------
Income from continuing
  operations                     102,000,000        98,100,000           151,400,000      251,100,000

Discontinued operations               --                --                (1,300,000)     (25,000,000)
                                -------------    --------------       ---------------   --------------
Net Income                      $102,000,000     $  98,100,000        $  150,100,000    $ 226,100,000
                                =============    ==============       ===============   ==============





Earnings Per Share (EPS):
Income from continuing operations    $ 1.05          $ 1.01                $ 2.65           $  2.60
  before non-recurring items

Non-recurring items                     --              --                  (1.09)              --
                                      -------        -------               -------          ---------
Continuing operations                   1.05           1.01                  1.56              2.60

Discontinued operations                  --              --                  (.01)             (.26)
                                      -------        -------               -------            ------
Consolidated                          $ 1.05         $ 1.01                $ 1.55           $  2.34
                                      =======        =======               =======            ======

Average Common
Shares Outstanding                 97,061,543        97,003,473            97,045,345       96,626,932


Current and prior periods reflect the recapitalization of the spin-off company, Echelon International, and its associated treatment as discontinued operations. Non-recurring items include, costs associated with the extended nuclear outage, provision for loss on coal properties and a gain on sale of business.

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